Exhibit 99.7

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to the references to my name appearing in the Registration Statement on Form S-4 and all subsequent amendments and in the accompanying joint proxy statement/prospectus forming a part thereof relating to the solicitation of proxies and the offering of shares of common stock of Rock-Tenn Company, a Georgia corporation, in connection with Rock-Tenn Company’s contemplated acquisition of Smurfit-Stone Container Corporation pursuant to an Agreement and Plan of Merger, dated January 23, 2011.

/s/ Ralph F. Hake
Ralph F. Hake

March 30, 2011